Exhibit 10.1
Board Compensation Arrangement
On September 1, 2006, we adopted a Board compensation arrangement under which independent non-employee members of the Board of Directors will receive compensation of $15,000 per year, plus additional fees for attending meetings in person or by telephone conference call and will be eligible for option grants. The per meeting fees will be $1,500 per Board meeting attended in person, $500 per Board meeting attended by telephone, $1,000 per committee meeting attended in person and $500 per committee meeting attended by telephone. In addition, the chairman of the Audit Committee will receive an annual retainer of $7,500 and the chairman of the Compensation Committee will receive an annual retainer of $5,000. Directors are also reimbursed for their out-of-pocket expenses. Each new independent non-employee Director will be eligible to receive, in the discretion of the Compensation Committee, an initial grant of options to purchase up to 22,000 shares of common stock on the date such individual joins the Board with monthly vesting over a four-year period. In addition, on the date of each annual stockholders meeting, each independent non-employee Board member who is to continue to serve as a Board member will be eligible to receive, in the discretion of the Compensation Committee, an option to purchase up to 5,500 shares of common stock with monthly vesting over a one-year period.